Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 11, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Rochester Medical Corporation on Form 10-K for the year ended September 30, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rochester Medical Corporation on Forms S-8 (File No. 333-62592, effective June 8, 2001, File No. 333-102498, effective January 14, 2003 and File No. 333-139667, effective December 26, 2006).

/s/  Grant Thornton LLP

Minneapolis, Minnesota
December 12, 2008